As filed with the Securities and Exchange Commission on December 27, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THERMA-WAVE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	94-3000561
(State of incorporation)	(I.R.S. Employer Identification Number)
1250 Reliance Way
Fremont, CA 94539
(510) 668-2200
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Joseph J. Passarello
Senior Vice President and
Chief Financial Officer
Therma-Wave, Inc.
1250 Reliance Way
Fremont, CA 94539
(510) 668-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Matthew W. Sonsini, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered(2)	Price per Share	Offering Price(3)	Fee

Common stock par value $.01(1)	7,373,500	$1.64(3)	$12,092,540	$1,294

Common stock par value $.01, issuable upon exercise of Warrants	1,560,000	$1.55(4)	$2,418,000	$259

Common stock par value $.01	25,907	$1.64(3)	$42,488	$5

Total	8,959,407		$14,553,028	$1,558

(1)	Consists of shares issuable upon conversion of 10,400 shares of Series B Convertible Preferred Stock.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(3)	In accordance with Rule 457(c), the aggregate offering price of our stock is estimated solely for the calculating of the registration fees due for this filing. For the initial filing of this Registration Statement, this estimate was based on the average of the high and low sales price of our stock reported by The Nasdaq National Market on December 22, 2005, which was $1.64.

(4)	The proposed maximum offering price per share was determined in accordance with Rule 457(g) under the Securities Act of 1933, under which rule the per share price is estimated by reference to the exercise price of the securities.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED

(SUBJECT TO COMPLETION, DATED DECEMBER 27, 2005)
PROSPECTUS
8,959,407 shares
THERMA-WAVE, INC.
Common Stock

        This prospectus relates to the offer and sale of up to 8,959,407 shares of our common stock which may be disposed of from time to time by the selling stockholders named in the “Selling Stockholders” section of this prospectus, or their transferees, pledgees, donees or successors-in-interest. Of the shares offered by this prospectus, such shares include (i) 7,373,500 shares of common stock issuable upon conversion of 10,400 shares of Series B Convertible Preferred Stock(1), (ii) 1,560,000 shares of common stock issuable upon exercise of warrants; and (iii) 25,907 shares of common stock issued in connection with services rendered by Needham & Company, LLC to the Company. The warrants generally may not be exercised until after May 22, 2006 and upon sixty-one days prior written notice, except in the event of a change of control, as described further in the “Selling Stockholders” section of this prospectus. Shares of the Series B Convertible Preferred Stock were initially sold, and the warrants were initially issued, in a private placement transaction on November 22, 2005.
      The prices at which the selling stockholders may sell the shares will be determined by the selling stockholders or their transferees. While we may receive cash if and when the warrants are exercised, we will not receive any proceeds from the disposition of the shares of common stock covered hereby.
      Our common stock is traded on The Nasdaq National Market under the symbol “TWAV.” On December 22, 2005, the last reported sale price of our common stock on The Nasdaq National Market was $1.67 per share.
      Our principal executive offices are located at 1250 Reliance Way, Fremont, CA 94539, and our telephone number is (510) 668-2200.

      Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2006.

      (1) The 7,373,500 shares represent the maximum number of common shares that may be issued to the selling stockholders upon conversion of the Series B Convertible Preferred Stock pursuant to Section 6 of the Certificate of Designations of Rights, Preferences and Privileges of Series B Convertible Preferred Stock of Therma-Wave, Inc.

Page

About Therma-Wave, Inc.	1
Risk Factors	2
Use of Proceeds	12
Selling Stockholders	13
Plan of Distribution	16
Legal Matters	17
Experts	18
Incorporation Of Certain Information By Reference	19
Where You Can Find More Information	20
EXHIBIT 3.3
EXHIBIT 4.2
EXHIBIT 5.1
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 10.3
EXHIBIT 23.1

INFORMATION CONTAINED IN THIS PROSPECTUS
      You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. The selling stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and any prospectus supplement is accurate only as of the date on the front of the document and that information incorporated by reference in this prospectus or any prospectus supplement is accurate only as of the date of the document incorporated by reference. In this prospectus and any prospectus supplement, unless otherwise indicated, “Therma-Wave,” “the Company,” “we,” “us” and “our” refer to Therma-Wave, Inc. and its subsidiaries, and do not refer to the selling stockholders.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      We have made forward-looking statements in this prospectus and in documents that we incorporate by reference into this prospectus. We base these forward-looking statements on our expectations, assumptions, estimates and projections about our business and the industry in which we operate as of the date of this prospectus. These forward-looking statements are subject to a number of risks and uncertainties that cannot be predicted, quantified or controlled and that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, and in documents incorporated into this prospectus, including those set forth below in “Risk Factors,” describe factors, among others, that could contribute to or cause these differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact transpire or prove to be accurate. We undertake no duty to update any of these forward-looking statements.
      We own or have rights to use trademarks or trade names that we use in conjunction with the operation of our business. Therma-Wave is our registered trademark. All other trademarks, service marks and trade names referred to in this prospectus are the property of their respective owners.

ABOUT THERMA-WAVE, INC.
      Therma-Wave develops, manufactures, markets and services process control metrology systems used in the manufacture of semiconductors. Process control metrology is used to monitor process parameters to enable semiconductor manufacturers to maintain high overall manufacturing yield, increase their equipment productivity and reduce the size of the circuit features imprinted on the semiconductor to thereby improve the performance of the semiconductor device. Our current product families, Therma-Probe®, Opti-Probe®, Opti-Probe CDtm and RT/CD® products, use proprietary and patented technology to provide precise, non-contact, non-destructive measurement for the basic building blocks, or process modules, used in the manufacture of integrated circuits (ICs):

•	Ion Implantation — implanting ions, usually boron, phosphorus or arsenic, into selected areas of the silicon wafer to alter its electrical properties. Ion implantation may be performed typically ten to 24 times in the manufacture of ICs. For example, ion implantation creates the positively- and negatively-doped regions used to create each of the millions of transistors on each integrated circuit. It is also used to adjust the voltage (threshold voltage) at which the transistors will “turn on”. Our Therma-Probe product is a standard metrology tool for these ion implantation processes.

•	Dielectric Film Deposition and Etching — depositing and selectively removing layers of dielectric films on the silicon wafer to provide electrical insulation for each layer of the semiconductor IC. Film deposition is typically done by Chemical Vapor Deposition (CVD), and film removal is typically done by plasma etching. Our Opti- Probe product is typically used as a standard, in-line metrology tool for film thickness measurement in these processes. Our Opti-Probe CD and RT/CD, or Real-Time Critical Dimensions products, provide rapid, non-destructive wafer-state information for control of the Critical Dimensions (CDs) of the etch processes.

•	Conductor Film Deposition and Etching — depositing and selectively removing layers of metal, polysilicon, and metal barrier films used to interconnect the transistors within a semiconductor device. Film deposition is typically done by Physical Vapor Deposition (PVD) electrochemical deposition (ECD), or CVD. Film removal is typically done by plasma etching or chemical mechanical planarization. Our Opti-Probe is a standard metrology tool for non-opaque conductor films. Our Opti-Probe CD and RT/CD products provide rapid, non-destructive wafer-state information for control of the CDs of the etch processes.

•	Chemical Mechanical Planarization, or CMP — “leveling” the top surface of the wafer after each layer of device features is added. The leveling is done by mechanical polishing in a chemical solution, and is required to maintain flatness of the wafer throughout the sequence of hundreds of process steps. Our Opti-Probe is a standard, in-line metrology tool for film thickness measurement in these processes.

•	Wafer Patterning — using photolithographic techniques to create the fine (sub-micron) structures that define the integrated circuit. The wafer patterning is typically done by “stepper” exposure systems and the photoresist developing and removal is done by coater/developer “track” systems and “asher/strip” systems. Our Opti-Probe is typically used as a standard, in-line metrology tool for film thickness and reflectivity measurements in these processes. Our Opti-Probe CD and RT/CD products provide rapid, non-destructive wafer-state information for control of the CDs during the wafer patterning process.
      We sell our products directly in the United States, the United Kingdom and Korea. We sell our products through distributors in Japan. We sell our products through sales representatives in the rest of Europe and Asia.
      Our services include selling parts, billable service calls, and maintenance contracts related to our metrology products. Service and parts revenues are derived either from the performance of billable service calls, direct sales of parts, or service maintenance contracts, which are normally of one-year duration. We do not service any products other than those sold by us.

RISK FACTORS
      An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus and in documents that we incorporate by reference into this prospectus, you should carefully consider the following risks before purchasing our common stock. If any of these risks occurs, our business, financial condition and operating results could be materially adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. See also, “Special Note Regarding Forward-Looking Statements.”

We have incurred significant operating losses and may not be profitable in the future; our plans to maintain and increase liquidity may not be successful; the report on our Annual Report Form 10-K for the fiscal year ended March 31, 2005 of our independent registered public accounting firm includes a going concern uncertainty explanatory paragraph.
      We reported operating losses of $4.3 million and $5.9 million for the second and first quarters of fiscal 2006, respectively, and an operating loss of $6.5 million for our fiscal year ended March 31, 2005. We have an accumulated deficit of $309.5 million at September 30, 2005. We used $13.0 million of cash in operations during the six months ended September 30, 2005. Due to the continued instability in the semiconductor capital equipment industry, uncertain economic conditions worldwide, and other factors, we cannot predict how long we will incur future losses, whether we will become profitable again, or that our business will not continue to decline or our performance will improve. These factors raise substantial doubt as to our ability to continue as a going concern. Our independent registered public accounting firm included a going concern uncertainty explanatory paragraph in its report dated June 27, 2005, which is included in our Form 10-K for the year ended March 31, 2005.

We need to have sufficient cash to operate if our business is to succeed.
      Our principal sources of funds have been and are anticipated to be cash on hand ($14.5 million unrestricted as of September 30, 2005), cash flows from operating activities (if any), borrowings under our bank credit facility (which are restricted to $5 million in total borrowings without prior written consent from the Series B convertible preferred stockholders pursuant to the terms of our recent private placement transaction) and proceeds from sales of our capital stock and other sources. Through our ongoing efforts to decouple our breakeven point from the influence of general market conditions, we are re-examining all aspects of our business for areas of improvement and continue to focus on reducing our fixed cost base and improving our working capital position to better align our operations with market demand and current sales levels. If projected sales do not materialize, we will need to further reduce expenses and may require additional equity or debt financing to meet our working capital requirements and to fund our research and development activities. If additional funds are raised through the issuance of preferred stock or debt, these securities could have rights, privileges or preferences senior to those of our common stock, and debt covenants could impose restrictions on our operations. The sale of equity securities or debt financing could result in substantial dilution to our current stockholders. Failure to raise additional funds may adversely affect our ability to achieve our intended business objectives. There can be no assurance that additional financing will be available, if required, or, if available, will be on terms satisfactory to us.

Our quarterly operating results have historically and may, in the future, vary significantly. This may result in volatility in the market price for our shares.
      Our quarterly operating results have historically and may, in the future, vary significantly. Some of the factors that may influence our operating results and that could cause trading in our shares to be subject to extreme price and volume fluctuations in a given quarter include:

•	customer demand, which is influenced by economic conditions in the semiconductor industry, demand for products that use semiconductors, market acceptance of our products and those of our customers, seasonality, changes in product mix, and the timing, cancellation or delay of customer orders and shipments;

•	competition, such as competitive pressures on the prices of our products, the introduction or announcement of new products by us or our competitors and discounts that may be granted to customers;

•	fluctuations in the availability and cost of components, subassemblies and production capacity;

•	expenses incurred in connection with litigation;

•	product development costs, such as increased research, development, engineering and marketing expenses associated with new products or product enhancements, and the effect of transitioning to new or enhanced products;

•	delays in manufacturing or product shipments or contractual terms that require a delay between when our products are shipped and when we can recognize revenue in connection with such shipments; and

•	levels of fixed expenses relative to revenue levels, including research and development costs associated with product development.

We completed a private placement transaction on November 22, 2005, pursuant to which certain of our stockholders have protective rights that may limit our access to additional debt or equity capital.
      We issued and sold shares of our Series B Convertible Preferred Stock, and issued warrants exercisable for shares of our common stock, in a private placement transaction on November 22, 2005. Consent of the majority of our Series B Convertible Preferred Stock (for so long as any shares of the Series B Convertible Preferred Stock remain outstanding), voting together as a single class, will be necessary in connection with the issuance of future debt or preferred stock. Accordingly, our ability to raise capital through certain issuances of debt, or through a private placement of our preferred stock, will be dependent on the prior authorization of the holders of our Series B Convertible Preferred Stock. This could limit or delay our ability to raise capital in a timely manner. In addition, in the event that holders of our Series B Convertible Preferred Stock convert their shares into common stock and attempt to sell the common stock, such holders may have difficulty liquidating their position due to the size of our average daily trading volumes. If such holders are successful in liquidating their shares, it could have a significant negative effect on our stock price.

If we issue additional shares of stock in the future, it may have a dilutive effect on our stockholders.
      We have a significant number of authorized and unissued shares of both our common and preferred stock available. These shares will provide us with the flexibility to issue our common or preferred stock for certain corporate purposes, which may include making acquisitions through the use of stock, adopting additional equity incentive plans and raising capital through the issuance of equity. Any issuance of our common or preferred stock may result in immediate and significant dilution to our stockholders.

We may incur indebtedness in the future under our bank credit facilities or otherwise, which could require the use of a portion of our cash flows and may limit our access to additional capital.
      As of September 30, 2005, we had $5.0 million in outstanding borrowings under our credit facility with Silicon Valley Bank. We may incur further indebtedness to finance acquisitions, capital expenditures and working capital, or for other purposes. We are limited, however, to no more than $5.0 million of indebtedness pursuant to the terms of our recent private placement transaction.
      The level of our indebtedness could have important consequences for us such as the following:

•	a substantial portion of our cash flow from operations, if any, would be required to be dedicated to the repayment of indebtedness and would not be available for other purposes;

•	our future ability to obtain additional debt financing for working capital, capital expenditures, acquisitions or other purposes may be limited; and

•	our level of indebtedness has in the past, and could in the future, limit our flexibility in reacting to changes in the industry, general economic conditions and our ability to withstand a prolonged downturn in the semiconductor and/or semiconductor capital equipment industries.

Our bank credit facility is subject to a borrowing base calculation and contains a material adverse change clause.
      We have access to $15.0 million in credit facilities. However, the amount available under our credit facilities is determined using a borrowing base formula, which considers amounts in our trade accounts receivable and inventory, excluding certain aged and past due accounts receivable and inventory at locations outside of the United States, and there can be no assurance that any amount will be available for borrowing under this facility. This facility also includes a Material Adverse Change clause, which allows the bank to terminate the facility or to demand the immediate payment of all outstanding balances upon the determination of a deemed material adverse change in our business, operations, or financial or other condition, or a material impairment of the prospect of repayment of any portion of outstanding obligations; or a material impairment of the value or priority of the bank’s security interests in the collateral. If the bank invokes the Material Adverse Change clause, we could lose access to the credit facility, which is an important factor for our liquidity and for us to maintain adequate capital resources to fund our operations. As a result of the Material Adverse Change clause, all of our outstanding debt with Silicon Valley Bank is currently classified as current.

Our performance is affected by the cyclicality of the semiconductor device industry, which may, from time to time, lead to decreased demand for our products.
      The semiconductor industry is cyclical and has historically experienced periodic downturns, which have often resulted in a decrease in the semiconductor industry’s demand for capital equipment, including process control metrology systems. Our business depends upon the capital expenditures of semiconductor manufacturers, which, in turn, depend upon the current and anticipated market demand for semiconductors and products utilizing semiconductors. We are currently experiencing a period of low demand for process control metrology systems and cannot be sure how long these periodic downturns will continue. We also cannot be sure when the semiconductor industry will recover or whether the recovery will result in increased demand for our capital equipment by the semiconductor industry.
      During a given quarter, a significant portion of our revenues may be derived from the sale of a relatively small number of systems. Accordingly, a small change in the number of systems actually shipped may cause significant changes in operating results. In addition, because of the significantly different gross margins attributable to our different product lines, changes in product mix may cause fluctuations in operating results.

In the event of ineffective internal controls over financial reporting we may be unable to accurately report our financial results which could result in a loss of investor confidence in our financial reports and have an adverse effect on our stock price.
      Under Section 404 of the Sarbanes-Oxley Act of 2002, we are required to evaluate and determine the effectiveness of our internal controls over financial reporting. We dedicate a significant amount of time and resources to ensure compliance with this legislation and will continue to do so for future fiscal periods. We may encounter problems or delays in completing the review and evaluation, the implementation of improvements and the receipt of a positive attestation, or any attestation at all, by our independent registered public accounting firm. Additionally, management’s assessment of our internal control over financial reporting may identify significant deficiencies or material weaknesses that need to be addressed in our internal control over financial reporting or other matters that may raise concerns for investors. We identified two material weaknesses in our internal controls in the fourth quarter of fiscal 2005:

1. As of April 3, 2005, we did not maintain effective controls over intercompany accounts. Specifically, we did not have effective controls to ensure that intercompany account balances were reconciled timely and properly eliminated in consolidation in accordance with generally accepted accounting principles.

2. As of April 3, 2005, we did not maintain effective controls over the review and approval of journal entries. Specifically, a manual journal entry to allocate certain customer service and support costs between cost of revenues and selling, general and administrative expenses was not properly documented, reviewed and approved.
      In light of these two material weaknesses found in the fourth quarter of fiscal 2005, our management had concluded that our disclosure controls and procedures were not effective as of October 2, 2005 (the end of our most recently completed fiscal quarter). To address these material weaknesses, we have taken, and expect to continue to take certain remediation steps including:

•	Implementing additional monitoring controls used in conjunction with the performance of intercompany account reconciliations and independent internal reviews of all key account reconciliations, including inventory transactions with consolidated entities and support for allocations of customer service and support costs between cost of revenue and selling general and administrative expense;

•	Hiring new senior accounting personnel and recruited additional experienced accounting and finance staff, including a Corporate Controller;

•	Enhancing our training programs for accounting staff as well as our overall supervision of finance personnel; and

•	Implementing procedures to ensure all intercompany accounts are reconciled on a quarterly basis and to ensure that sufficient support is maintained on a timely basis for all accounting entries.
      As of October 2, 2005, the testing of the effectiveness of the remediation plan, as well as hiring and training of additional qualified accounting and finance personnel, were not completed.
      We are continuing to improve our internal control over financial reporting by implementing appropriate remediation steps that may be required, including educating and training our employees and recruiting and retaining qualified technical personnel to staff our accounting and finance functions.
      There is no guarantee that these remediation steps, if completed by April 3, 2006, will be sufficient to remediate the previously identified material weaknesses. A failure to implement and maintain effective internal control over financial reporting, including a failure to implement corrective actions to address the control deficiencies identified above, could result in a material misstatement of our financial statements or otherwise cause us to fail to meet our financial reporting obligations. This, in turn, could result in a loss of investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price.

Our largest customers have historically accounted for a significant portion of our revenues. Accordingly, our business may be adversely affected by the loss of, or reduced purchase by, one or more of our large customers.
      One customer accounted for 30% and three customers accounted for 19%, 11% and 11% of our net revenues for the three months ended September 30, 2005 and 2004, respectively. Additionally, two customers accounted for 34% and 11% and two customers accounted for 11% and 10% of our net revenues for the six months ended September 30, 2005 and 2004, respectively. One or more of our key customers may discontinue operations as a result of consolidation, liquidation or otherwise may choose to discontinue purchasing our products. Reductions, delays and cancellations of orders from our key customers or the loss of one or more key customers could significantly reduce our revenues and profits. We cannot assure you that our current customers will continue to place orders with us, that orders by existing customers will continue at current or historical levels or that we will be able to obtain orders from new customers. If, for any reason, any of our key customers were to purchase significantly less of our products in the future, such decreased level of purchases could have a material adverse effect on our business, financial condition and results of operations.

Any significant order cancellations or order deferrals could adversely affect our operating results.
      We typically sell products pursuant to purchase orders that customers can generally cancel or defer on short notice without incurring a significant penalty. Any significant deferrals or cancellations in the future could materially and adversely affect our business, financial condition and results of operations. Deferrals or cancellations could cause us to hold excess inventory, which could reduce our profit margins, increase product obsolescence and restrict our ability to fund our operations. We generally recognize revenue upon shipment of products to a customer. If a customer refuses to accept shipped products or does not pay for these products, we could miss future revenue projections or incur significant charges against our income, which could have a material adverse affect on our operating results.

Our products typically have lengthy design cycles during which a customer may decide to cancel or change its product plans, which could cause us to lose anticipated sales.
      After we have developed and delivered a product to a customer, the customer will usually test and evaluate our product prior to designing its own equipment to incorporate our product. Our customers may need at least three to six months to test, evaluate and adopt our product and at least an additional three to nine months to begin volume production that incorporates our product. Due to this lengthy design cycle, we may experience significant delays from the time we increase our operating expenses and make investments in inventory until the time that we generate revenue from these products. It is possible that we may never generate any revenue from these products after incurring such expenditures. Even if a customer selects our product to incorporate into its equipment, we have no assurances that the customer will ultimately market and sell its products or that such efforts by our customer will be successful. The delays inherent in our lengthy design cycle increase the risk that a customer will decide to cancel or change its product plans. Such a cancellation or change in plans by a customer could cause us to lose sales that we had anticipated. Additionally, if a significant customer curtails, reduces or delays orders during our sales cycle or chooses not to release equipment that contains our products anticipated sales could be materially adversely effected.
      While our design cycles are typically long, some of our product life cycles tend to be short as a result of the rapidly changing technology environment in which we operate. As a result, the resources devoted to product sales and marketing may not generate material revenue for us, and from time to time, we may need to write off excess and obsolete inventory. If we incur significant marketing expenses and investments in inventory in the future that we are not able to recover, and we are not able to compensate for those expenses, our operating results could be adversely affected. In addition, if we sell our products at reduced prices in anticipation of cost reductions but still hold higher cost products in inventory, our operating results would be harmed.

Our customers frequently request us to provide long support periods that can result in excess or obsolete inventory.
      Due to the unique nature of the products developed and delivered to our customers, long support periods are often required by our customers that can lead to increased inventory levels. If our inventories are not properly managed to ensure effective and efficient use of existing and future inventory levels, potentially significant excess and obsolete inventory write-offs could occur that would have a direct impact on our earnings.

Our business could be adversely affected if we are unable to protect our proprietary technology or if we infringe the proprietary technology of others.
      Our future success and competitive position depend in part upon our ability to obtain and maintain proprietary technology used in our principal product families, and we rely, in part, on patent, trade secret and trademark law to protect that technology. We have obtained a number of patents relating to each of our products and have filed applications for additional patents. There can be no assurance that any of our pending patent applications will be allowed, that we will develop additional proprietary technology that is patentable, that any patents owned by us will provide us with competitive advantages or that these patents will not be challenged by third parties. Furthermore, there can be no assurance that third parties will not design around our patents. Any of the foregoing results could have a material adverse effect on our business, financial condition, results of operations or cash flows.

In addition to patent protection, we rely upon trade secret protection for our confidential and proprietary information and technology. We routinely enter into confidentiality agreements with our employees and customers. However, there can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach or that our confidential and proprietary information and technology will not be independently developed by, or become otherwise known to, third parties.
      We license and will continue to license certain technology used in our products from third parties. Our inability to acquire any third-party licenses, or integrate the related third-party technologies into our products, could result in delays in our product developments and enhancements until equivalent technologies can be identified, licensed or integrated. We may also require new licenses in the future as our business grows and our technology evolves. We cannot be certain that these licenses will be available to us on commercially reasonable terms, if at all.
      Our commercial success will also depend, in part, on our ability to avoid infringing or misappropriating any patents or other proprietary rights owned by third parties. If we are found to infringe or misappropriate a third party’s patent or other proprietary rights, we could be required to pay damages to such third party, alter our products or processes, obtain a license from the third party or cease activities utilizing such proprietary rights, including making or selling certain products. If we are required to do any of the foregoing, there can be no assurance that we will be able to do so on commercially favorable terms, if at all. Our inability to do any of the foregoing on commercially favorable terms could have a material adverse impact on our business, financial condition, results of operations or cash flows.

Protection of our intellectual property rights, or third parties seeking to enforce their own intellectual property rights against us, may result in litigation, the cost of which could be substantial.
      There are currently no material legal proceedings pending against us, though we have received threatening letters on occasion. We may be required to initiate litigation in order to enforce any patents owned by or licensed to us, or to determine the scope and/or validity of a third party’s patent or other proprietary rights. In addition, we have from time to time received letters from third parties threatening to file lawsuits to enforce their intellectual property rights. Any litigation resulting from these letters or otherwise, regardless of outcome, could be expensive and time consuming and, as discussed above in the prior risk factor, could subject us to significant liabilities or require us to cease using proprietary third party technology and, consequently, could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We operate in the highly competitive semiconductor capital equipment industry and compete against significantly larger companies.
      We operate in the highly competitive semiconductor capital equipment industry and face competition from a number of competitors, some of which have significantly greater financial, engineering, manufacturing and marketing resources and broader product offerings than Therma-Wave. We cannot assure you that our products will be able to compete successfully with the products of our competitors. Many of our competitors are investing heavily in the development of new products aimed at applications we currently serve. Our competitors in each product area can be expected to continue to improve the design and performance of their products and to introduce new products with competitive prices and performance characteristics. In addition, we believe that our competitors sometimes provide demonstration systems to semiconductor manufacturers at no cost. We are required to employ similar promotions in order to remain competitive and this practice may become more pervasive in the industry.

Competitive conditions in our industry may require us to reduce our prices.
      Due to competitive conditions in our industry, we have at times selectively reduced prices on our products in order to maintain our market share. There can be no assurance that competitive pressures will not necessitate further price reductions. Maintaining technological advantages to mitigate the adverse effect of pricing pressures will require a continued high level of investment by us in research and development and sales and marketing. There can be no assurance that we will have sufficient resources to continue to make such investments or that we will be able to make the technological advances necessary to maintain such competitive advantages. To the extent our products do not provide technological advantages over products offered by our competitors, we are likely to experience increased price competition or loss of market share with respect to such products.

We encounter difficulties in soliciting customers of our competitors because of high switching costs in the markets in which we operate.
      We believe that once a device manufacturer has selected a particular vendor’s capital equipment, that manufacturer generally relies upon that vendor’s equipment for that specific production line application and, to the extent possible, subsequent generations of that vendor’s systems. Accordingly, it may be difficult to achieve significant sales to a particular customer once another vendor’s capital equipment has been selected by that customer unless there are compelling reasons to do so, such as significant performance or cost advantages.

Our future growth depends on our ability to develop new and enhanced products for the semiconductor industry. We cannot assure you that we will be successful in our product development efforts or that our new products will gain general market acceptance.
      Our future growth will depend, in part, on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. Our failure to successfully identify new product opportunities or to develop, manufacture, assemble or introduce new products could have a material adverse effect on our growth prospects. For example, we expect our product development efforts to include continuing to combine separate metrology systems into one tool. We cannot assure you that we will not experience difficulties or delays in our development efforts with respect to these products or that we will be successful in developing these products. In addition, we cannot assure you that these products will gain market acceptance or that we will not experience reliability or quality problems.

Our operations are characterized by the need for continued investment in research and development and, as a result, our ability to reduce costs is limited.
      Our operations are characterized by the need for continued investment in research and development and extensive ongoing customer service and support capability. As a result, our operating results could be materially adversely affected if our revenue level is below expectations. In addition, because of our emphasis on research and development and technological innovation, there can be no assurance that our operating costs will not increase in the future.

Rapid technological changes in our industry will require us to continually develop new and enhanced products.
      Any failure by us to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction could result in a loss of competitiveness and could materially adversely affect our operating results. There can be no assurance that we will successfully develop and bring new products to market in a timely and cost-effective manner, that any product enhancement or new product developed by us will gain market acceptance, or that products or technologies developed by others will not render our products or technologies obsolete or noncompetitive. A fundamental shift in technology in our product markets could have a material adverse effect on us, particularly in light of the fact that we currently derive a major portion of our revenues from sales of our two major product families, the Opti-Probe (including Opti-Probe CD) and Therma-Probe.

We will need to be able to attract and retain key personnel with knowledge of instruments used in semiconductor manufacturing process to help support our future growth. Competition for such personnel in our industry is intense.
      Our success depends to a significant degree upon the continued contributions of key management, engineering, sales and marketing, customer support, finance and manufacturing personnel. The loss of the services of key personnel, who would be extremely difficult to replace, could have a material adverse effect on us. There can be no assurance that the services of such personnel will continue to be available to us. We have employment agreements with some key members of our senior management team. To support our future growth, we will need to attract and retain additional qualified employees. Competition for such personnel in our industry and in the Silicon Valley is high, and we cannot assure you that we will be successful in attracting and retaining such personnel.

We obtain some of the components and subassemblies included in our systems from a single source or limited group of suppliers, the partial or complete loss of which could have at least a temporary adverse effect on our operations.
      Some of the components and subassemblies included in our systems are obtained from a single source or a limited group of suppliers. From time to time, we have experienced temporary difficulties in receiving orders from some of these suppliers. Although we seek to reduce dependence on these sole and limited source suppliers, the partial or complete loss of these sources could have an adverse effect on our results of operations and damage customer relationships. Further, a significant increase in the price of one or more of these components or subassemblies could materially adversely affect our results of operations.

We are subject to risks associated with manufacturing all of our products at a single facility. Any prolonged disruption in the operations of that facility could have a material adverse effect on our business.
      We produce all of our products in our manufacturing facility located in Fremont, California. Our manufacturing processes are highly complex, requiring sophisticated and costly equipment and a specially designed facility. As a result, any prolonged disruption in the operations of our manufacturing facility, whether due to technical or labor difficulties, destruction of or damage to this facility as a result of an earthquake, fire or any other reason, could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We rely upon manufacturers’ sales representatives for a significant portion of our sales. A disruption in our relationship with any sales representative could have a material adverse effect on our business.
      A significant portion of our sales have historically been made through manufacturers’ sales representatives, and we expect this percentage to increase since we are in the process of establishing Hermes-Epitek Corporation as our exclusive representative in Taiwan, China, Singapore and Malaysia. The activities of these representatives are not completely within our control, and they may sell products manufactured by other manufacturers. In addition, in some locations our manufacturing sales representatives also provide field service and support to our customers. A reduction in the sales efforts or financial viability of such manufacturers’ sales representatives, or a termination of our relationship with such representatives, could have a material adverse effect on our sales, financial results and ability to support our customers. Although we believe that we maintain good relations with our sales representatives, there can be no assurance that such good relationships will continue.

Our net sales and results of operations can be adversely affected by the instability of Asian economies, from which we derive a significant portion of our revenues.
      Our sales to customers in Asian markets represented approximately 38% and 62% for the three months ended September 30, 2005 and 2004, respectively, and 37% and 63% for the six months ended September 30, 2005 and 2004, respectively. Companies in the Asia Pacific region, including Japan and Taiwan, each of which accounts for a significant portion of our business in that region, continue to experience uncertainties in their currency, banking and equity markets. These instabilities may adversely affect our sales to semiconductor device and capital equipment manufacturers located in these regions in the coming quarters.

We recently began changing the way we market and sell our products in certain countries in Asia, one of our largest markets. As a result, we cannot be assured that our sales in that region will be in line with historical trends.
      Our new relationship with Hermes-Epitek changes the way we sell our products in Taiwan, China, Singapore and Malaysia. Previously, we had sales facilities and staff in Taiwan, China and Singapore who covered these countries for us. We have now closed our facilities in Taiwan and Singapore and initiated the closing of our facilities in China. We intend to use Hermes-Epitek exclusively to market our products there. We expect that our relationship with Hermes-Epitek will improve our sales and service while simultaneously adding flexibility to our cost structure and decreasing difficulties in managing staffing and other elements of foreign subsidiary and branch operations, but there is no guarantee that this will occur. Since sales to customers in these countries represent such a large percentage of net revenues for the last three years, any reduction in our sales in these countries as a result of the new arrangement with Hermes-Epitek could have a significant impact on our financial condition, results of operations or cash flows.

We are subject to operational, financial, political and foreign exchange risks due to our significant level of international sales.
      Our export sales to customers outside of the United States accounted for approximately 62% and 74% of the total revenues for the three months ended September 30, 2005 and 2004, respectively, and 71% and 74% of the total revenues for the six months ended September 30, 2005 and 2004, respectively. We anticipate that export sales will continue to account for a significant portion of our revenues in the foreseeable future. Due to the significant level of our export sales, we are subject to material risks, which include:

•	unexpected changes in regulatory requirements;

•	tariffs and other market barriers;

•	foreign currency exchange fluctuations;

•	political and economic instability;

•	potentially adverse tax consequences;

•	outbreaks of hostilities;

•	difficulties in accounts receivable collection;

•	reduced or uncertain protection for intellectual property rights in some countries;

•	extended payment terms;

•	difficulties in managing foreign sales representatives; and

•	difficulties in managing staffing and other elements of foreign subsidiary and branch operations.
      We are subject to risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. We cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of our products will be implemented by the United States or other countries. Because sales of our products have been denominated to date primarily in United States dollars, increases in the value of the United States dollar could increase the price of our products so that they become relatively more expensive to customers in the local currency of a particular country, leading to a reduction in sales and profitability in that country. Future international activity may result in increased foreign currency denominated sales. Gains and losses on the conversion to United States dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in our results of operations. Some of our customer purchase orders and agreements are governed by foreign laws, which may differ significantly from United States laws. We may be limited in our ability to enforce our rights under such agreements.

Future changes in financial accounting standards or practices or existing taxation rules or practices may cause adverse unexpected revenue fluctuations and affect our reported results of operations.
      A change in accounting standards or practices or a change in existing taxation rules or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and taxation rules and varying interpretations of accounting pronouncements and taxation practice have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.
      For example, in December 2004, the FASB issued SFAS 123R (revised 2004), “Share Based Payment.” SFAS 123R is a revision of FASB 123 and supersedes APB No. 25. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services or incurs liabilities in exchange for goods or services that are based on the fair market value of the entity’s equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair market value of the award over the period during which an employee is required to provide service for the award. The grant-date fair market value of employee share options and similar instruments must be estimated using option-pricing models adjusted for the unique characteristics of those instruments unless observable market prices for the same or similar instruments are available. In addition, SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of liability instruments based on its current fair market value and that the fair market value of that award will be remeasured subsequently at each reporting date through the settlement date. The effective date of SFAS 123R for us is for the first annual period beginning after June 15, 2005, i.e. fiscal year ended March 31, 2007. The change in accounting treatment resulting from FAS 123(R) will materially adversely affect our reported results of operations as following its implementation, our stock-based compensation expense will be charged directly against our reported earnings.

Provisions of our charter documents and Delaware law could discourage potential acquisition proposals and could delay, deter or prevent a change in control.
      Provisions of our Certificate of Incorporation and by-laws may inhibit changes in control of Therma-Wave not approved by our board of directors and could limit the circumstances in which a premium would be paid for our common stock in any proposed transaction, or a proxy contest for control of the board of directors might be initiated. These provisions provide for:

•	a classified board of directors;

•	a prohibition on stockholder action through written consents;

•	a requirement that special meetings of stockholders be called only by our chief executive officer or the board of directors;

•	advance notice requirements for stockholder proposals and nominations;

•	limitations on the ability of stockholders to amend, alter or repeal our bylaws; and

•	the authority of the board of directors to issue, without stockholder approval, preferred stock with such terms as the board may determine, which could have a dilutive effect on our stockholders.
      We will also be afforded the protections of Section 203 of the Delaware General Corporation Law, which could have similar effects.
      Additionally, we have entered into change of control severance agreements with certain of our executive officers and management. These provisions, including items such as the immediate vesting of all stock options held by the executive officer prior to the change of control, when triggered could lead to a material stock-based compensation expense charged directly against our earnings and could adversely affect our reported results of operations.

Our restructuring activities could result in management distractions, operational disruptions and other difficulties.
      Our restructuring activities have taken significant management time and resources and have distracted our employees, even if they were not directly affected by the restructurings. Employees directly affected by our previous restructuring plans may seek future employment with our customers or competitors. Although all employees are required to sign a confidentiality agreement with us at the time of hire, we cannot assure you that the confidential nature of our proprietary information will be maintained in the course of such future employment. Any additional restructuring efforts could further divert the attention of our management away from our operations, harm our reputation and increase our expenses. We may undertake additional restructuring activities and future restructuring efforts may not achieve the desired result. In addition, if we continue to reduce our workforce, it may adversely impact our ability to respond rapidly to any future growth opportunities.

We have received a number of inquiries from one of our stockholders, which may be a precursor to litigation.
      Between May 13, 2005 and the date of this prospectus, we have received a number of written inquiries from one of our stockholders. On July 15, 2005, we received a demand for the inspection of our books and records from such stockholder, pursuant to Section 220 of the Delaware General Corporation Law. Among other things, the demand sought documents relating to the consideration of strategic alternatives to our recent sale of assets to Tokyo Electron Limited. The tone of this, and prior correspondence, received from such stockholder suggests that the stockholder may bring legal action against us and the members of our board of directors. If such a lawsuit were brought against us or our board of directors, the costs related to the defense of such action would be difficult to predict, but could be substantial and would likely have an adverse effect on our financial condition and results of operations. Whether or not litigation arises from such correspondence, our management team and our board of directors are spending significant time and expense responding to these requests, which could have an adverse effect on our financial condition and results of operations.

We are not certified under the International Organization for Standardization.
      We are currently not certified under the International Organization for Standardization (ISO). This may lead certain of our current and potential customers to purchase products and enter into agreements with our competitors that have ISO certification. A loss of our current or potential future customers could have a material adverse effect on our business, financial condition and results of operations.
USE OF PROCEEDS
      All proceeds from the sale of the shares of common stock will be for the account of the selling stockholders. We will not receive any of the proceeds from the sale of the shares of common stock sold under this prospectus. If and when all of the warrants are exercised, we could, however, receive up to $2,418,000. See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS
      Up to 8,959,407 shares of our common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of Deephaven Relative Value Equity Trading Ltd., Deephaven Long Short Equity Trading Ltd., and North Run Master Fund, LP (the “investor selling stockholders”) and Needham & Company, LLC (together with the investor selling stockholders, the “selling stockholders”), and include the following:

•	7,373,500 shares of common stock issuable upon conversion of the 10,400 shares of Series B Convertible Preferred Stock;

•	1,560,000 shares of common stock issuable upon exercise of the warrants; and

•	25,907 shares of common stock issued in connection with services rendered by Needham & Company, LLC to the Company.
      The number of shares of common stock into which each share of Series B Convertible Preferred Stock initially may be converted will be determined by dividing (i) the sum of $1,000 plus all accrued and unpaid dividends not previously added by (ii) $1.55. Accrued and unpaid dividends will only be included in such calculation to the extent doing so will not result in the Series B Convertible Preferred Stock being convertible into that number of shares of common stock that either (i) results in more than 7,373,500 shares of common stock being issued in aggregate upon conversion of the Series B Convertible Preferred Stock, or (ii) would result in an investor selling stockholder becoming, solely as a result of such dividend amount, the holder of 20% of the Company’s common stock (together with its affiliates and assuming all investor selling stockholders convert their Series B Convertible Preferred Stock and exercise their warrants). In the event that an anti-dilution adjustment is made to the conversion price of the Series B Convertible Preferred Stock pursuant to Section 6C of the Certificate of Designations of Rights, Preferences and Privileges of Series B Convertible Preferred Stock of Therma-Wave, Inc., in no event shall such adjustment result in more than 7,373,500 shares of common stock being issuable in the aggregate upon conversion of all of the Series B Convertible Preferred Stock held by the investor selling stockholders. In such case the Company shall, at an investor selling stockholder’s request, repurchase for cash the lowest number of shares of Series B Convertible Preferred Stock from the investor selling stockholders necessary to keep the aggregate number of shares of common stock issued to the investor selling stockholders below 7,373,500.
      Each share of Series B Convertible Preferred Stock shall be convertible at the option of the investor selling stockholders upon sixty-one days prior written notice, or upon five days prior written notice following the receipt of a Change of Control Notice, Option Redemption Notice or Stockholders’ Meeting Notice (as those terms are defined in the Certificate of Designations of Rights, Preferences and Privileges of Series B Convertible Preferred Stock of Therma-Wave, Inc.).
      From May 22, 2006, the six month anniversary of November 22, 2005, through November 22, 2010 the warrants may be exercised upon sixty-one days prior written notice or upon a Change of Control. In the event of a Change of Control before May 22, 2006, each holder of warrants, in a complete liquidation of the Company, will have the right to receive such consideration that would be payable in cash pursuant to the exercise of the warrants, unless such holder elects to receive the same form of consideration payable to stockholders of the Company in the Change of Control transaction, but in no event may such holder elect to receive capital stock of the Company as consideration in such instance.
      In the event of a liquidation, dissolution or winding up of the Company, holders of Series B Convertible Preferred Stock are entitled to initially receive an amount of cash equal to the greater of (i) $1,000 plus all accrued and unpaid dividends not previously added, or (ii) the amount the holders of Series B Convertible Preferred Stock would have received in a complete liquidation dissolution or winding up of the Company had all shares of Series B Convertible Preferred Stock been converted to common stock immediately prior to such liquidation. A sale of all or substantially all the assets of the Company and its subsidiaries shall be deemed a liquidation. An acquisition of the Company by another person or entity by means of any transaction or series of transactions (including any reorganization, merger, consolidation or share transfer), where the shareholders of the Company immediately preceding such transaction own, following such transaction, less than 50% of the voting securities of the Company (a Change of Control) shall not be deemed a liquidation, but shall trigger redemption rights for the holders of Series B Convertible Preferred Stock.
      The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The term “selling stockholder” also includes any transferees, pledgees, donees, or other successors in interest to any of the selling stockholders named in the table below. The second column lists the number of shares of common stock beneficially owned by each selling stockholder as of December 20, 2005.
      Because the selling stockholders may offer all, some, or none of their shares of common stock pursuant to this offering, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of the following table, we have assumed that the selling stockholders will sell all of the shares of common stock covered by this prospectus (including all of the shares of common stock issuable upon exercise of the warrants). The information is based on information provided by or on behalf of the selling stockholders.
      Each of (i) Deephaven Relative Value Equity Trading Ltd. and Deephaven Long Short Equity Trading Ltd. (together “Deephaven”) and (ii) North Run Master Fund, LP, are entitled to nominate one representative to the Company’s board of directors. Effective December 9, 2005, the Company’s board of directors appointed Greg Graves and John Willinge to the board, as the designees of Deephaven and North Run Master Fund, LP, respectively. In the event the Company’s cash and cash equivalents fall below $15,000,000 as of the end of a fiscal quarter as reported on the Company’s balance sheet included in Form 10-Q or Form 10-K for such quarter, the holders of a majority of Series B Convertible Preferred Stock shall be entitled to designate one additional director (or such greater number of directors that equals the minimum number of directors necessary such that the aggregate number of directors equals at least 30% of the then sitting board members of the Company’s board of directors). In the event the selling stockholders hold less than 20% of the number of shares of Series B Convertible Preferred Stock originally held by them, the selling stockholders shall cease to have the right to elect any directors. Such directors will also be entitled to participate in certain board committees.
      Needham & Company, LLC has been engaged by the Company to render strategic services to the Company, including serving as its exclusive placement agent in connection with its private placement transaction on November 22, 2005. The Company paid Needham & Company, LLC $323,000 in connection with their services as placement agent for the private placement transaction. The 25,907 shares of common stock being offered by Needham & Company, LLC were issued in July 2005 in consideration of financial advisory services rendered by Needham & Company, LLC, and were not issued in consideration of its services as placement agent to the Company.
      The selling stockholders have not had a material relationship with us within the past three years other than as described above or as a result of the ownership of our capital stock. The shares offered by this prospectus may be offered from time to time by the selling stockholders. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

					Percentage of
	Number of		Maximum Number of	Number of	Number of
	Shares Owned		Shares Which May	Shares	Shares
	Prior to the		be Sold Pursuant to	Owned After	Owned After
Name of Selling Stockholder	Offering(1)		This Prospectus	Offering	Offering

Deephaven Relative Value Equity Trading Ltd.	3,614,077	(2)(3)	3,607,760	3,614,077	9.8%
Deephaven Long Short Equity Trading Ltd.	3,614,077	(2)(4)	858,990	3,614,077	9.8%
North Run Master Fund, LP	3,606,900	(5)(6)	4,466,750	3,606,900	9.8%
Needham & Company, LLC	1,087,270	(7)	25,907	1,061,363	2.9%
TOTAL	8,308,247		8,959,407	8,282,340	—

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power and also any shares which an individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Percentage of beneficial ownership is based on 36,867,751 shares of common stock outstanding as of December 20, 2005.

(2)	The information concerning shares owned has been derived from a Schedule 13D dated November 22, 2005 and filed December 5, 2005.

(3)	Includes 2,900,773 shares of common stock held by Deephaven Relative Value Equity Trading Ltd. and 713,304 shares of common stock held by Deephaven Long Short Equity Trading Ltd.. The shares listed in the table do not include 4,200 shares of Series B Convertible Preferred Stock held by the issuer, convertible into a maximum of 2,977,760 shares of common stock. Each share of Series B Convertible Preferred Stock shall be convertible at the option of the selling stockholder upon sixty-one days prior written notice, or upon five days prior written notice following the receipt of a Change of Control Notice, Option Redemption Notice or Stockholders’ Meeting Notice (as those terms are defined in the Certificate of Designations of Rights, Preferences and Privileges of Series B Convertible Preferred Stock of Therma-Wave, Inc.). The shares listed in the table additionally do not include warrants exercisable for 630,000 shares of common stock. From May 22, 2006, the six month anniversary of November 22, 2005, through November 22, 2010 the warrants may be exercised upon sixty-one days prior written notice or upon a Change of Control. In the event of a Change of Control before May 22, 2006, each holder of warrants, in a complete liquidation of the Company, will have the right to receive such consideration that would be payable in cash pursuant to the exercise of the warrants, unless such holder elects to receive the same form of consideration payable to stockholders of the Company in the Change of Control transaction, but in no event may such holder elect to receive capital stock of the Company as consideration in such instance.

(4)	Includes 2,900,773 shares of common stock held by Deephaven Relative Value Equity Trading Ltd. and 713,304 shares of common stock held by Deephaven Long Short Equity Trading Ltd.. The shares listed in the table do not include 1,000 shares of Series B Convertible Preferred Stock held by the issuer, convertible into a maximum of 708,990 shares of common stock. Each share of Series B Convertible Preferred Stock shall be convertible at the option of the selling stockholder upon sixty-one days prior written notice, or upon five days prior written notice following the receipt of a Change of Control Notice, Option Redemption Notice or Stockholders’ Meeting Notice (as those terms are defined in the Certificate of Designations of Rights, Preferences and Privileges of Series B Convertible Preferred Stock of Therma-Wave, Inc.). The shares listed in the table additionally do not include warrants exercisable for 150,000 shares of common stock. From May 22, 2006, the six month anniversary of November 22, 2005, through November 22, 2010 the warrants may be exercised upon sixty-one days prior written notice or upon a Change of Control. In the event of a Change of Control before May 22, 2006, each holder of warrants, in a complete liquidation of the Company, will have the right to receive such consideration that would be payable in cash pursuant to the exercise of the warrants, unless such holder elects to receive the same form of consideration payable to stockholders of the Company in the Change of Control transaction, but in no event may such holder elect to receive capital stock of the Company as consideration in such instance.

(5)	The information concerning shares owned has been derived from a Schedule 13D dated November 22, 2005 and filed on December 1, 2005.

(6)	The shares listed in the table do not include 5,200 shares of Series B Convertible Preferred Stock held by the issuer, convertible into a maximum of 3,686,750 shares of common stock. Each share of Series B Convertible Preferred Stock shall be convertible at the option of the selling stockholder upon sixty-one days prior written notice, or upon five days prior written notice following the receipt of a Change of Control Notice, Option Redemption Notice or Stockholders’ Meeting Notice (as those terms are defined in the Certificate of Designations of Rights, Preferences and Privileges of Series B Convertible Preferred

Stock of Therma-Wave, Inc.). The shares listed in the table additionally do not include warrants exercisable for 780,000 shares of common stock. From May 22, 2006, the six month anniversary of November 22, 2005, through November 22, 2010 the warrants may be exercised upon sixty-one days prior written notice or upon a Change of Control. In the event of a Change of Control before May 22, 2006, each holder of warrants, in a complete liquidation of the Company, will have the right to receive such consideration that would be payable in cash pursuant to the exercise of the warrants, unless such holder elects to receive the same form of consideration payable to stockholders of the Company in the Change of Control transaction, but in no event may such holder elect to receive capital stock of the Company as consideration in such instance. North Run Advisors, LLC, a Delaware limited liability company (“North Run”), is the general partner for both North Run GP, LP, a Delaware limited partnership (the “GP”) and North Run Capital, LP, a Delaware limited partnership (the “Investment Manager”). The GP is the general partner of North Run Capital Partners, LP, a Delaware limited partnership (the “Fund”), North Run Qualified Partners, LP, a Delaware limited partnership (the “QP Fund”), and North Run Master Fund, LP, a Cayman Island exempted limited partnership (the “Master Fund”). The Fund, the QP Fund and North Run Offshore Partners, Ltd., a Cayman Island exempted company (the “Offshore Fund”), are also general partners of the Master Fund. North Run, the GP, the Investment Manager, the Fund, the QP Fund, and the Offshore Fund disclaim beneficial ownership of the shares held by the Master Fund except to the extent of their pecuniary interest therein.

(7)	Includes 525,000 shares held by Needham Emerging Growth Partners, L.P., 256,137 shares held by Needham Contrarian (QP) Fund, L.P., 155,000 shares held by Needham Emerging Growth Partners (Caymans), L.P., and 100,226 shares held by Needham Contrarian Fund, L.P. Needham & Company, LLC is the managing member of the general partner of these entities and, as such, may be deemed to be the beneficial owner of the shares held by these entities; however, Needham & Company, LLC disclaims beneficial ownership of the shares held by these entities except to the extent of its pecuniary interest therein.

PLAN OF DISTRIBUTION
      The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      The selling stockholders may also, subject to contractual restrictions in connection with our recent private placement transaction, engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.
      Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.
      The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
      The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
      The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
      We are required to pay all fees and expenses incident to the registration of the shares of common stock, including up to $50,000 of fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
      The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.
      The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.
LEGAL MATTERS
      The validity of the common stock offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS
      The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended April 3, 2005 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements and an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
      The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” in this prospectus the information that we file with them. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the completion of the offering covered by this prospectus:

•	our Annual Report on Form 10-K for our fiscal year ended April 3, 2005;

•	our Quarterly Reports on Form 10-Q for our fiscal quarters ended July 3, 2005 and October 2, 2005;

•	Our Current Reports on Form 8-K filed on April 14, 2005, April 15, 2005, April 25, 2005, May 11, 2005, May 26, 2005 (only as to item 1.01), June 16, 2005, July 6, 2005, August 4, 2005, August 23, 2005, October 6, 2005, November 21, 2005, November 22, 2005, November 28, 2005; and December 15, 2005; and

•	The description of the common stock of the Registrant contained in Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities and Exchange Act on August 2, 1999.
      This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.
      Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus.
      Requests for such documents should be directed to:
Joseph J. Passarello
Vice President and Chief Financial Officer
Therma-Wave, Inc.
1250 Reliance Way
Fremont, CA 94539
(510) 668-2200

WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.
      We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and, accordingly, file reports, proxy statements and other information with the SEC. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may read and copy any document that we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov, or at our website at http://www.thermawave.com.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
      The following table sets forth the costs and expenses payable by Therma-Wave in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$1,582
Accounting fees and expenses	$12,000
Investment advisory fees	$323,000
Legal fees and expenses	$265,000
Miscellaneous	$23,418

Total	$625,000

Item 15.	Indemnification of Directors and Officers.

General Corporation Law
      We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.
      Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Certificate of Incorporation and By-Laws
      Our Certificate of Incorporation and Bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law.

Item 16.	Exhibits.

Exhibit
Number		Description

3	.1(1)	Restated Certificate of Incorporation of Therma-Wave, Inc.

3	.2(2)	Certificate of Amendment to Restated Certificate of Incorporation of Therma-Wave, Inc.

3.3		Designations of Rights, Preferences and Privileges of Series B Convertible Preferred Stock of Therma-Wave, Inc.

3	.4(3)	Amended and Restated Bylaws of Therma-Wave, Inc.

4	.1(4)	Specimen common stock certificate

4.2		Form of Warrant to Purchase Common Stock

5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding the legality of the securities being registered

10.1		Purchase Agreement, dated as of November 18, 2005, between Therma-Wave, Inc. and the Purchasers listed on Exhibit A thereto.

10.2		Registration Rights Agreement, dated as of November 22, 2005, between Therma-Wave, Inc. and the signatories thereto.

10.3		Stockholders Agreement, dated as of November 22, 2005, between Therma-Wave, Inc. and the Purchasers listed on Exhibit A thereto.

23.1		Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included with opinion filed as Exhibit 5.1)

24.1		Power of Attorney (included on signature page of this registration statement)

(1)	Filed as Exhibit 3.1 to Therma-Wave’s annual report on Form 10-K for the period ended April 2, 2000 (File No. 000-26911) and incorporated herein by reference.

(2)	Filed as Exhibit 3.1 in Therma-Wave’s quarterly report on Form 10-Q for the period ended September 29, 2002 (File No. 000-26911) and incorporated herein by reference.

(3)	Filed as Exhibit 3.2 in Therma-Wave’s annual report on Form 10-K for the period ended April 1, 2001 (File No. 000-26911) and incorporated herein by reference.

(4)	Filed as Exhibit 4.6 to Therma-Wave’s Registration Statement on Form S-1 (File No 333-76019) and incorporated herein by reference.

Item 17.	Undertakings.
      (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or a prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
      The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 27th day of December, 2005.

THERMA-WAVE, INC.

By:	/s/ Joseph J. Passarello

Joseph J. Passarello
Senior Vice President and Chief Financial Officer
POWER OF ATTORNEY
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Boris Lipkin and Joseph J. Passarello, and each of them, as his attorney-in-fact, with full power of substitution in each, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Boris Lipkin Boris Lipkin	President, Chief Executive Officer and Director (Principal Executive Officer)	December 27, 2005

By:	/s/ Joseph J. Passarello Joseph J. Passarello	Chief Financial Officer (Principal Financial and Accounting Officer)	December 27, 2005

By:	/s/ Papken Der Torossian Papken Der Torossian	Chairman of the Board of Directors	December 27, 2005

By:	/s/ David E. Aspnes David E. Aspnes	Director	December 27, 2005

By:	Leonard Baker	Director	December , 2005

By:	/s/ John D’Errico John D’Errico	Director	December 27, 2005

By:	Gregory B. Graves	Director	December , 2005

Signature		Title	Date

By:	/s/ Peter Hanley Peter Hanley	Director	December 27, 2005

By:	/s/ Lawrence Tomlinson Lawrence Tomlinson	Director	December 27, 2005

By:	/s/ Nam Pyo Suh Nam Pyo Suh	Director	December 27, 2005

By:	John Willinge	Director	December , 2005

INDEX TO EXHIBITS

Exhibit
Number		Description

3	.1(1)	Restated Certificate of Incorporation of Therma-Wave, Inc.

3	.2(2)	Certificate of Amendment to Restated Certificate of Incorporation of Therma-Wave, Inc.

3.3		Designations of Rights, Preferences and Privileges of Series B Convertible Preferred Stock of Therma-Wave, Inc.

3	.4(3)	Amended and Restated Bylaws of Therma-Wave, Inc.

4	.1(4)	Specimen common stock certificate

4.2		Form of Warrant to Purchase Common Stock

5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding the legality of the securities being registered

10.1		Purchase Agreement, dated as of November 18, 2005, between Therma-Wave, Inc. and the Purchasers listed on Exhibit A thereto.

10.2		Registration Rights Agreement, dated as of November 22, 2005, between Therma-Wave, Inc. and the signatories thereto.

10.3		Stockholders Agreement, dated as of November 22, 2005, between Therma-Wave, Inc. and the Purchasers listed on Exhibit A thereto.

23.1		Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included with opinion filed as Exhibit 5.1)

24.1		Power of Attorney (included on signature page of this registration statement)

(1)	Filed as Exhibit 3.1 to Therma-Wave’s annual report on Form 10-K for the period ended April 2, 2000 (File No. 000-26911) and incorporated herein by reference.

(2)	Filed as Exhibit 3.1 in Therma-Wave’s quarterly report on Form 10-Q for the period ended September 29, 2002 (File No. 000-26911) and incorporated herein by reference.

(3)	Filed as Exhibit 3.2 in Therma-Wave’s annual report on Form 10-K for the period ended April 1, 2001 (File No. 000-26911) and incorporated herein by reference.

(4)	Filed as Exhibit 4.6 to Therma-Wave’s Registration Statement on Form S-1 (File No 333-76019) and incorporated herein by reference.